Exhibit 99.1

For release: Aug. 2, 2017

Contact: Brian Dingerdissen

Investor Relations

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

Stacey Hajdak

Marketing & Communications

O: 610.520.6309

SMHajdak@AquaAmerica.com

AQUA AMERICA REPORTS FINANCIAL RESULTS FOR SECOND QUARTER

•	Earnings per share increased 3.0 percent to $0.34 vs. $0.33 in 2016

•	Quarterly cash dividend increase of 7.0 percent, to $0.2047

Bryn Mawr, Pa. – Aqua America, Inc. (NYSE: WTR) today reported results for the second quarter ending June 30, 2017.

Operating results

For the second quarter of 2017, Aqua America reported revenues of $203.4 million. Regulated segment revenues increased to $202.0 million, an increase of 2.0 percent. Rates, surcharges, consumption, and customer growth increased regulated revenue by approximately $4.3 million compared to the same quarter of 2016.

Operations and maintenance expenses decreased 4.2 percent to $70.9 million for the second quarter of 2017 compared to $74.0 million in 2016. Divestitures in market-based activities, lower production expenses and employee related expenses collectively reduced operating expenses by $6.4 million in the quarter. Regulated operations and maintenance expenses were $72.6 million, a 4.1 percent increase year over year primarily due to two favorable 2016 items: a gain for the buyout of an operating contract and a reduction in claim reserves associated with the contract.

Net income for the second quarter was $61.0 million, a 2.3 percent increase compared to $59.6 million reported in the same quarter of 2016. Earnings per diluted common share were $0.34 for the quarter, an increase of 3.0 percent compared to $0.33 in 2016.

“Management continues to deliver operational excellence with a focus on delivering safe and reliable service to customers throughout our eight-state footprint,” said Aqua America President and CEO Christopher Franklin. “We remain focused on prudently investing in infrastructure, and maintaining our position as one of the most efficient utilities in the nation which ultimately benefits our customers.”

For the first half of 2017, the company reported revenues of $391.2 million compared to the $396.5 million in 2016, with the divestitures of market-based activities accounting for the revenue decline. Year to date regulated revenues increased to $388.3 million from $384.1 million in the prior year. Operations and maintenance expenses for the first half of 2017 decreased by 5.1 percent to $140.0 million compared to $147.5 million in 2016. Regulated operations and maintenance expenses were $140.1 million in 2017, a 2.2 percent increase compared to 2016.

As of June 30, Aqua reported year to date net income of $110.0 million compared to $111.4 million reported through the same time period of 2016. Earnings per diluted common share were $0.62 in 2017 compared to $0.63 in the first half of 2016.

Dividend

On August 2, Aqua America’s board of directors declared a quarterly cash dividend of $0.2047 per share of common stock. This dividend will be payable on Sept. 1, 2017 to shareholders of record on August 16, 2017 and represents an increase of 7.0 percent compared to the most recent $0.1913 dividend paid on June 1, 2017. This marks the 27th increase in the last 26 years, and the company has paid consecutive quarterly cash dividends for more than 72 years.

“We have a long commitment to providing safe and reliable service to our valued customers along with enhancing value for our shareholders through consistent dividend increases over the past decade,” said Franklin.

Market-based activities

Aqua has now completed the sale of those market-based activities that were slated for divestiture. Going forward, the company expects market-based activities to contribute revenue of approximately $4 million on an annual basis as it continues to place primary focus on growing its regulated water and wastewater business.

Capital expenditures

Aqua invested $208.5 million in the first half of the year to improve its infrastructure systems. The company expects to invest more than $450 million in 2017 and more than $1.2 billion through 2019. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are paramount to helping the company continue to protect and provide Earth’s most essential resource.

Rate activity

To date in 2017, the company’s state subsidiaries in Indiana, Illinois, New Jersey, North Carolina, Pennsylvania, and Ohio have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $11.1 million.

Additionally, the company currently has rate or surcharge proceedings pending in Illinois and Virginia collectively totaling $14.0 million.

Acquisition growth in regulated operations

Aqua added approximately 1,000 customer connections through acquisitions in Pennsylvania and Indiana during the first half of the year. In total, acquisitions and organic customer growth have increased the company’s customer base by approximately 0.5 percent thus far in 2017.

“In June 2017, we acquired 740 wastewater customers in Tobyhanna, Pennsylvania for a purchase price of $5.5 million. Tobyhanna is one of the five municipal systems we had under contract and we are happy to announce the closing of this acquisition. We expect to close our other three previously announced municipalities under contract at year end, and we have now added a fourth that we expect to close in 2018. Combined, all five acquisitions represent a purchase price of $126 million and nearly 12,000 customers,” noted Franklin.

“Our operational expertise and financial strength allows us to competitively bid for water and wastewater systems in the highly fragmented U.S. water and wastewater markets. Municipalities often turn to us to leverage our resources and our institutional knowledge by acquiring their water and wastewater systems, allowing the local governments to focus on core municipal services in their jurisdictions,” said Franklin.

Financial Information

At quarter-end, Aqua America’s weighted average cost of fixed-rate long-term debt was 4.38 percent and the company had $165.6 million available on its credit lines.

2017 Guidance

Aqua America continues to affirm guidance for 2017, which remains unchanged from last quarter:

•	Earnings per diluted common share of $1.34 to $1.39

•	Same-system operations and maintenance expenses increase of 1 to 2 percent

•	More than $450 million in infrastructure improvements in 2017 for communities served by Aqua

•	More than $1.2 billion in infrastructure improvements planned through 2019 in existing operations to improve and strengthen systems

•	Aqua Pennsylvania expected to file distribution system improvement charge in 2017 and rate case filing likely in 2018, with resolution expected in 2019

•	Total customer growth of 1.5 to 2 percent

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings Call Information

Date: Aug. 3, 2017

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 3938978

The company’s conference call with financial analysts will take place on Thursday, Aug. 3, 2017 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Aug. 3, 2017 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 3938978). International callers can dial +1 719.457.0820 (pass code 3938978).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal year ending in 2017; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the expected increase in customer base for the fiscal years ending in 2017; the company’s expected same-system operations and maintenance expense increase for the fiscal year ending in 2017; the anticipated amount of capital investment from 2017 through 2019; the company’s filing of a Pennsylvania DSIC case in 2017 and a Pennsylvania rate case in 2018; the success of certain rate proceedings; the closing of the four municipally owned systems presently under agreement; and, the volume and pace of opportunities in the water and wastewater field. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities willingness to privatize its water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s success in its Pennsylvania DSIC and rate filings; the company’s ability to successfully complete its Pennsylvania DSIC and rate filings in a timely manner; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation—and expressly disclaims any such obligation—to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating revenues	$203,418	$203,876	$391,205	$396,483

Operations and maintenance expense	$70,853	$73,994	$139,981	$147,535

Regulated segment:
Operating revenues	$201,960	$198,086	$388,309	$384,092

Operations and maintenance expense	$72,560	$69,676	$140,070	$137,001

Net income	$60,968	$59,626	$110,040	$111,363

Basic net income per common share	$0.34	$0.34	$0.62	$0.63
Diluted net income per common share	$0.34	$0.33	$0.62	$0.63

Basic average common shares outstanding	177,609	177,288	177,545	177,196
Diluted average common shares outstanding	178,045	178,084	178,042	177,920

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating revenues	$203,418	$203,876	$391,205	$396,483
Cost & expenses:
Operations and maintenance	70,853	73,994	139,981	147,535
Depreciation	33,407	31,619	67,244	63,764
Amortization	127	528	316	978
Taxes other than income taxes	14,419	14,242	29,156	28,382

Total	118,806	120,383	236,697	240,659

Operating income	84,612	83,493	154,508	155,824
Other expense (income):
Interest expense, net	21,387	20,115	42,713	39,968
Allowance for funds used during construction	(3,463)	(1,871)	(6,656)	(4,179)
Gain on sale of other assets	(10)	(121)	(279)	(328)
Equity loss in joint venture	161	229	191	478

Income before income taxes	66,537	65,141	118,539	119,885
Provision for income taxes	5,569	5,515	8,499	8,522

Net income	$60,968	$59,626	$110,040	$111,363

Net income per common share:
Basic	$0.34	$0.34	$0.62	$0.63
Diluted	$0.34	$0.33	$0.62	$0.63
Average common shares outstanding:
Basic	177,609	177,288	177,545	177,196

Diluted	178,045	178,084	178,042	177,920

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2017	2016
Net property, plant and equipment	$5,159,151	$5,001,615
Current assets	138,091	128,650
Regulatory assets and other assets	1,086,457	1,028,726

Total assets	$6,383,699	$6,158,991

Total equity	$1,896,530	$1,850,068
Long-term debt, excluding current portion, net of debt issuance costs	1,822,581	1,737,605
Current portion of long-term debt and loans payable	211,023	157,206
Other current liabilities	121,524	144,330
Deferred credits and other liabilities	2,332,041	2,269,782

Total liabilities and equity	$6,383,699	$6,158,991